EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206980 on Form S-3 of our report dated February 24, 2017, relating to the financial statements and financial statement schedule of MidAmerican Energy Company (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to MidAmerican Energy Company transferring its assets and liabilities of its unregulated retail services business to a subsidiary of its parent, Berkshire Hathaway Energy Company on January 1, 2016), appearing in this Annual Report on Form 10-K of MidAmerican Energy Company for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
February 24, 2017